                                                                     EXHIBIT 3.4

              CERTIFICATE OF DESIGNATION, RIGHTS, AND LIMITATIONS
                  OF THE SERIES A CONVERTIBLE PREFERRED STOCK
                            OF QUANTA SERVICES, INC.

     Pursuant to Section 151(g), The General Corporation Law of the State of Delaware, Quanta Services, Inc., a Delaware corporation (the "Corporation"),

DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by Article Fourth of the Amended and Restated Certificate of Incorporation, and pursuant to the provisions of The General Corporation Law of the State of Delaware, the Board of Directors on September 21, 1999, duly adopted a resolution providing for the issuance of series A convertible preferred stock, which resolution is as follows:

     RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation, and effective upon filing of this Certificate of Designation, Rights, and Limitations (the "Certificate of Designation"), there shall be designated a "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), consisting of 1,860,000 shares of preferred stock of the Corporation, $0.00001 par value per share.

     FURTHER RESOLVED, that the Board of Directors be, and the same hereby is, authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and

     FURTHER RESOLVED, that, subject to the limitations provided by law and by the Corporation's Amended and Restated Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights, powers or priorities of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

1. Designation. One million eight hundred sixty thousand (1,860,000) shares of the authorized and unissued preferred stock of the Corporation, $0.00001 par value per share, are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

2.  Dividends.

(a) Preferred. Subject to Sections 2(c) and (d) below, the holders of Series A Preferred Stock shall be entitled to receive dividends in cash at the rate of 0.5% per annum on an amount equal to $100.00 (the "Purchase Price"), plus all unpaid dividends accrued, on each outstanding share of Series A Preferred Stock (as adjusted pursuant to Section 5 hereof with respect to such share), when and as declared by the Board of Directors out of the funds legally available for that purpose (the "Preferred Dividend"). The Preferred Dividend on each share of Series A Preferred Stock shall be cumulative from the date of issuance of such share, whether or not earned, whether or not funds of the Corporation are legally available for the payment of dividends and whether or not declared by the Board of Directors, but such dividend shall be payable only when, as, and if declared by the Board of Directors. So long as any shares of Series A Preferred Stock shall be outstanding, (i) no dividend, whether in cash, stock or property, shall be paid or declared, nor shall any other distribution be made, on any shares of the common stock of the Corporation, par value $0.00001 per share (the "Common Stock"), or any other class or series of capital stock of the Corporation, (ii) nor shall any class or series of capital stock of the Corporation be redeemed, purchased or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to (A) agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation entered into on or before the date on which the shares of Series A Preferred Stock were first issued (the "Original Issue Date") or (B) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for the acquisition by the Corporation of a business (as defined in Rule 11-01(d) of Regulation S-X adopted by the Securities and Exchange Commission) pursuant to the Corporation's acquisition program (an "Acquisition")), in each case, until all dividends set forth in this Section (2)(a) on the Series A Preferred Stock shall have been paid or declared and set apart.

(b) Participating. In addition to the Preferred Dividend payable on the Series A Preferred Stock, the shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, the amount of any cash or non-cash dividends or distributions declared and paid on the shares of Common Stock, as if the shares of Series A Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions.

(c) Corporation's Right to Terminate Preferred Dividend. At the option of the Corporation (exercisable by delivery to the holder of notice thereof), at any time after the sixth anniversary of the Original Issue Date, if on the date of exercise by the Corporation, the Closing Price (as defined in Section 4(b)(i) below) of the Corporation's Common Stock is greater than $30.00 (subject to adjustment for any stock split, combination, and the like), then the Corporation may terminate the Preferred Dividend, effective on the date of receipt by the holder of the relevant notice.

(d) Adjustment of Preferred Dividend. At the option of UtiliCorp United Inc., a Delaware corporation, or one or more of its "affiliates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) or all such persons together (collectively, "UtiliCorp"), at any time after the sixth anniversary of the Original Issue Date, if on the date of exercise by UtiliCorp the Closing Price (as defined in Section 4(b)(i) below) of the Corporation's Common Stock is $30.00 or less (subject to adjustment for any stock split, combination, and the like), then the Preferred Dividend will be adjusted to the then "market coupon rate" (as defined below). The "market coupon rate" shall be the Corporation's after-tax cost of obtaining financing, excluding common stock, to replace UtiliCorp's investment in the Corporation, as determined by mutual agreement of the parties; provided, however, that if the parties are unable to agree upon the market coupon rate within 10 days after the date of the sixth anniversary of the Original Issue Date, then the parties shall mutually agree upon a nationally recognized investment banking firm skilled in the business aspects of the subject to determine the market coupon rate, such determination shall be made by the investment banking firm within a 30 days of being selected. If the parties are unable to agree upon a nationally recognized investment banking firm within 30 days after the date of the sixth anniversary of the Original Issue Date, then the determination shall be made by a panel of three nationally recognized investment banking firms skilled in the business aspects of the subject. Each of the Corporation and the holder of a majority of the shares of Series A Preferred Stock shall select one such firm within five days after the expiration of above-mentioned 30-day period (the "Initial Selection Period"), and the third such firm shall be selected by the two investment banking firms within five days after the expiration the Initial Selection Period. Within 15 days after the selection of the third investment banking firm, the initial two firms shall submit to the third firm their proposals of the market coupon rate and, within five days after receipt thereof, the third firm shall adopt in its entirety one of the proposals and shall not adopt a compromise between the proposals of the initial two firms. The market coupon rate determined in accordance with the above procedure shall, retroactive to the date immediately following the sixth anniversary of the Original Issue Date and thereafter, be the Preferred Dividend.

3.  Voting Rights.

(a) General. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings), with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or as otherwise expressly provided herein, such holder shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. The Board of Directors of the Corporation shall consist of 10 directors. The directors of the Corporation shall be elected as follows:

(i) A majority of the outstanding shares of Series A Preferred Stock and the shares of Common Stock issued upon conversion thereof (the "Conversion Shares") (to the extent permitted by applicable law) held by UtiliCorp, voting exclusively and as a separate class, shall be entitled to elect two of the total number of directors of the Corporation, subject to the limitations set forth in subsections 3(b)(ii), (iv) and (v) below.

(ii) In the event that the ratio of the total number of shares of Common Stock owned by UtiliCorp (on an as-converted basis) to the total number of shares of Common Stock outstanding, assuming full conversion of all securities and full exercise of all outstanding rights, options and warrants to acquire Common Stock (such ratio, "UtiliCorp's Fully Diluted Ownership Ratio") is equal to or greater than 30%, then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law)
      held by UtiliCorp, voting exclusively and as a separate class, shall be entitled to elect three of the total number of directors of the Corporation.

(iii) To the extent any nominee of the holders of the Series A Preferred Stock is not an officer of UtiliCorp, the Board of Directors of the Corporation shall have the right to approve such nominee, such approval not to be unreasonably withheld. Only the holders of the Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) shall be entitled to remove from office such directors nominated by the holders of the Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) or to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) In the event that UtiliCorp's Fully Diluted Ownership Ratio (A) is less than 10% or (B) UtiliCorp sells or otherwise disposes of at least 50%, but less than 75%, of the total number of shares of Common Stock owned by it on the Original Issue Date (on an as-converted basis), then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by UtiliCorp shall only be entitled (voting exclusively and as a separate class) to elect one of the total number of directors of the Corporation.

(v) In the event that (A) UtiliCorp's Fully Diluted Ownership Ratio is less than 5% or (B) UtiliCorp sells or otherwise disposes of 75% or more of the total number of shares of Common Stock owned by it (on an as-converted basis), then a majority of the outstanding shares of Series A Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by UtiliCorp shall have no right (voting exclusively and as a separate class) to elect any directors to the Board of Directors.

(vi) The holders of Limited Vote Common Stock, voting together as a single class, shall be entitled to elect one member of the Board of Directors, but shall not otherwise be entitled to vote in the election of directors of the Corporation. Only holders of Limited Vote Common Stock shall have the right to remove from office such director or to fill any vacancy caused by the resignation, death or removal of such director.

(vii) Except as provided in Sections 3(b)(i), (ii), (iii) and (iv) above, the holders of Common Stock and the holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect all members of the Board of Directors.

(c) Veto Rights. So long as the outstanding shares of Series A Preferred Stock represent 10% or more of the outstanding shares of Common Stock (on an as-converted basis), the approval by the vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, voting together as a single class, shall be necessary before the Corporation may:

(i) Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any authorized but unissued shares of Series A Preferred Stock or any other class or series of capital stock senior to or on par with the Series A Preferred Stock as to dividend rights or (B) any notes or debt securities containing equity features, including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, having dividend rights on par with or senior to the Series A Preferred Stock;

(ii) Redeem or purchase or otherwise acquire any of its capital stock, now or hereafter issued, of any class, except for (A) any repurchase of shares of capital stock pursuant to any employee benefit plan adopted by the Corporation, (B) any payment or redemption of certain convertible subordinated notes issued by the Corporation on October 5, 1998 to Enron Capital & Trade Resources Corp. and Joint Energy Development Investments II Limited Partnership, and (C) any acquisition of shares of capital stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares (1) upon termination of services to the Corporation entered into on or before the Original Issue Date or (2) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for an Acquisition;

(iii) Enter into a transaction or series of transactions resulting in the sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation in which the holders of the Series A Preferred Stock would receive less than the Common Stock for each share of Series A Preferred Stock held by them;

(iv)  Liquidate, dissolve or wind up the Corporation in any form of transaction;
      or

(v) Amend the Corporation's Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (including the filing of a certificate of designation), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions which would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock (including, without limitation, an amendment or resolution to increase the number of directors of the Corporation to a number greater than 10).

4. Conversion. The Corporation and holders of the Series A Preferred Stock shall have, and be subject to, the conversion rights as follows (the "Conversion Rights"):

(a) Holder's Right to Convert. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion by the holder shall be the product obtained by multiplying the Series A Preferred Stock Rate then in effect (determined as provided in Section 4(b)(ii)) times the number of shares of Series A Preferred Stock being converted by such holder.

(b) Certain Definitions and Determinations. As used in Sections 4 and 5, the following terms shall have the following meanings:

(i) "Closing Price" means on any particular date (A) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, (B) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, (C) if the Common Stock is not quoted on the NASDAQ, the bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (D) if the Common Stock is no longer publicly traded, as determined by an investment banking firm selected in good faith by the Board of Directors based upon the price that would be paid by a willing buyer of the shares at issue, in a sale process designed to maximize value and attract a reasonable number of participants to provide a fair determination of such value, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as defined in Rule 12b-2 under the Securities Act of 1933) of the Corporation.

(ii) The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Preferred Stock Rate") shall be the quotient obtained by dividing the Original Issue Price (as defined below) by the Conversion Price, calculated as provided in Section 4(b)(iv).

(iii) The "Original Issue Price" of the Series A Preferred Stock shall equal the Purchase Price with respect to each share (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares).

(iv) The conversion price shall initially be $30.00 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with the provisions of Section 5. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(c) Automatic Conversion Prior to Liquidation. In the event of a liquidation of the Corporation, the Conversion Rights shall be automatically exercised at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Common Stock.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fractional share of Common Stock multiplied by the Closing Price of the Common Stock on the business day immediately prior to the date on which conversion is deemed to occur (as determined in subsection 4(e)(ii) below).

(e)   Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

(ii) If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Provided that the certificates of the Series A Preferred Stock have been surrendered as provided above, the Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In the event less than all shares represented by such certificate are converted, a new certificate shall be issued by the Corporation representing the unconverted shares. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(f) Reservation of Common Stock. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available (free from preemptive rights) out of its authorized but unissued stock, for the purpose of issuing upon conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock so issuable shall, upon issuance, be duly and validly issued and fully paid and nonassessable. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(g) Notices. Any notice required by the provisions of Sections 2(c), 4 and 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(h) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income or gross receipts) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

5. Antidilution Adjustments. The number and kind of securities issuable upon the conversion of the Series A Preferred Stock shall be subject to adjustment, without duplication, from time to time upon the happening of certain events occurring on or after the Original Issue Date as follows:

(a) Adjustment for Stock Splits and Combinations. In case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of capital stock of the Corporation, the Series A Preferred Stock surrendered for conversion after the record date fixed by the Board of Directors for such subdivision, combination, dividend, distribution or reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation which, if this Series A Preferred Stock had been converted immediately prior to such record date at the Conversion Price then in effect, such holder would have been entitled to receive by virtue of such subdivision, combination, dividend, distribution or reclassification; and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made successively whenever any of the events listed above shall occur.

(b) Adjustment for Common Stock Dividends and Distributions. In case the Corporation shall pay a dividend or make a distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately prior to such record date and (ii) the denominator shall be the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

(c) Adjustment for Rights to Acquire Common Stock Below Market Price. Subject to Section 5(m) below, in case the Corporation shall issue to all holders of Common Stock rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined pursuant to Section 5(h) below), the Conversion Price in effect from and after the record date therefor shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and (ii) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this Section 5(c), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon (or in connection with) the exercise of such securities for Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. In case such rights or warrants are not issued after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

(d) Adjustment for Distribution of Debt or Assets. In case the Corporation shall distribute to all holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of its indebtedness or assets (excluding shares of capital stock of the Corporation and cash dividends out of retained earnings), or rights to subscribe for Common Stock at a price less than the current market price per share (excluding those referred to in Section 5(c) above), then in each such case the Conversion Price in effect from and after the record date therefor shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the current market price per share (determined as provided in Section 5(h) below) of the Common Stock on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one share of Common Stock and (ii) the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made successively whenever any such a record date is fixed. In case such distribution is not made after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

(e) Adjustment for Sales of Common Stock Below Market Price (But Above Conversion Price). If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 5(a) through 5(d) above) at a price per share less than the current market price per share of Common Stock but above the Conversion Price in respect of the Series A Preferred Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price by a fraction of which (i) the numerator shall be (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the current market price and (2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the current market price.

(f) Adjustment for Sales of Common Stock Below Conversion Price. If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 5(a) through 5(e) above) at a price per share less than the Conversion Price, then the

     Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price times a fraction of which (i) the numerator shall be
     (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Conversion Price and (2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the Conversion Price.

(g)  Certain Determinations.

(i) In case the Corporation shall issue any security or evidence of indebtedness which is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other rights to subscribe for or purchase Common Stock or any Convertible Security (together with Convertible Securities, "Common Stock Equivalent"), or if, after any such issuance, the price per share for which such additional shares of Common Stock may be issuable thereunder is amended, then, for purposes of Sections 5(e) and (f), (A) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) shall be deemed to have been issued as of the earlier of (1) the date on which the Corporation shall enter into a firm contract for the issuance of such Common Stock Equivalent or (2) the date of actual issuance of such Common Stock Equivalent, and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the Conversion Price shall be made under this paragraph upon the issuance or deemed issuance of any shares of Common Stock pursuant to the exercise of any conversion or exchange rights of any Convertible Security or pursuant to the exercise of any warrants, options, or other subscription or purchase rights, if any adjustments shall previously have been made in the Conversion Price then in effect upon the issuance of such Convertible Securities, warrants, options or other rights pursuant hereto.

(ii) The following provisions shall be applicable to making of adjustments in the Conversion Price hereinbefore provided in Sections 5(c), (d), (e) and
     (f):

(A) The consideration received by the Corporation shall be deemed to be the following:

(1) (x) To the extent that any additional shares of Common Stock or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Corporation therefor, or, (y) if such additional shares of Common Stock or Common Stock Equivalents are offered by the Corporation for subscription, the subscription price, or, (z) if such additional shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof;

(2) To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. In any case in which the consideration to be received or paid shall be other than cash, the Board of Directors of the Corporation shall notify promptly each holder of the Series A Preferred Stock of its determination of the fair market value of such consideration;

(3) The consideration for any additional shares of Common Stock issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Corporation for issuing such Common Stock Equivalents, plus the additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Common Stock Equivalents; and

(4) In case of the issuance at any time of any additional shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such additional shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied.

(B) Upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Conversion Price, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, (1) the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, (2) the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such Common Stock Equivalent) had the adjustment of the Conversion Price made upon the issuance or sale of such Common Stock Equivalent been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon exercise, conversion or exchange of such Common Stock Equivalent, and (3) thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as in clause (A) above) shall be deemed to have been received by the Corporation.

(iii) The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its subsidiaries.

(iv) No adjustments of the Conversion Price shall be made pursuant to Sections 5(c), (e), and (f) upon the issuance of shares of Common Stock that are issued pursuant to (x) any employee benefit plan, program or policy approved by the Board of Directors of the Corporation, including thrift plans, stock purchase plans, stock bonus plans, stock options plans, employee stock ownership plans or other incentive or profit sharing arrangements, for the benefit of employees, officers or directors of the Corporation or its "affiliates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) or (y) Acquisitions made by the Corporation.

(h) Current Market Price. For the purpose of any computation under Sections 5(c), (d) and (e) above, the current market price shall be deemed to be the following:

(i) With respect to a bonafide underwritten public offering, the offering price agreed to by the underwriter;

(ii) With respect to binding agreements made by the Corporation to issue shares of Common Stock for a price that is (A) determined as of the date of the agreement with reference to a market price contemporaneous with the date of the binding agreement and (B) without full adjustment to the Closing Price on the day of issuance, the price as determined by such binding agreement; or

(iii) With respect to all other situations, the average of the daily Closing Prices for 30 consecutive trading days commencing 45 trading days before the date in question.

(i) Deferral of Share Issuance. In any case in which this Section 5 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation my elect to defer until after the occurrence of such event (i) issuing to the holder of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to
     Section 4(d) above. In lieu of the shares the issuance of which is deferred pursuant to this Section 5(i), the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive such shares promptly after the occurrence of such event.

(j) De Minimis Adjustments. Any adjustment in the Conversion Price otherwise required by this Section 5 to be made may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this Section 5 and not theretofore made) would not require an increase or decrease of more than 1% in such price, but in the case of an adjustment required as a result of a dividend or distribution on any class of capital stock of the Corporation in shares of Common Stock, such adjustment must be made no later than the earlier of (a) 3 years after the date of the stock dividend or distribution or (b) the date as of which the aggregate stock dividends or distributions for which adjustment of the Conversion Price has not previously been made total at least 3% of the issued and outstanding capital stock of the Corporation with respect to which such stock dividends or distributions were made. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(k) Applicability to Other Shares. In case at any time, as a result of an adjustment made pursuant to Section 5(a)(iii) or (iv) above, the holders of the Series A Preferred

     Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number and kind of such other shares so receivable upon conversion of Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in clauses (a) to (g), inclusive, above, and the other provisions of this
     Section 5 with respect to the Common Stock shall apply on like terms to any such other shares.

(l) Board Determinations. The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this Section 5, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 5, and (absent manifest error by the Board of Directors) its action in so doing shall be final and conclusive.

(m) Rights Plan. With respect to any stockholder rights plan (the "Rights Plan") pursuant to which "rights" would be issued or issuable to stockholders of the Corporation, no adjustment shall be made to the Conversion Price as a result of such Rights Plan in the event that an appropriate amount of "rights" are either (i) reserved for issuance in connection with the issuance of Conversion Shares to the holders of Series A Preferred Stock or (ii) are issued to holders of Series A Preferred Stock on an as converted basis. Unless rights are so issued pursuant to clause
     (ii) of this Section 5(m), if and when the rights become exercisable, an appropriate adjustment to the Conversion Price in accordance with the terms of the Rights Plan shall be made pursuant to this Section 5.

(n) Notices of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of shares of Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of Series A Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including (without limitation) a statement of (i) the consideration received or deemed to be received by the Corporation for any additional securities issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of additional securities and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(o) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send to each holder of the Series A Preferred Stock at least 20 calendar days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK.

     IN WITNESS WHEREOF, QUANTA SERVICES, INC. has caused its corporate seal to be affixed and this Certificate to be signed by its President and its Secretary this 21st day of September, 1999.

                              QUANTA SERVICES, INC.


                              By: /s/ John R. Colson
                                  ------------------
                                 John R. Colson, President


                              By: /s/ Brad Eastman
                                  ----------------
                                 Brad Eastman, Secretary



                               SIGNATURE PAGE TO
                           CERTIFICATE OF DESIGNATION